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                                                                EXHIBIT 10(d)(2)

                      THE PHOENIX RESOURCE COMPANIES, INC.

                              EMPLOYMENT AGREEMENT



Employee:                                  Mark W. Anschutz

Executive Capacity:                        Vice President -- Operations &
                                           Assistant Secretary

Base Salary:                               $150,000.00

Effective Date:                            January 1, 1995

Stock Options:                             8,500 stock options remaining from
                                           previous grant pursuant to the 1990
                                           Employee Stock Option Plan, issued
                                           separately on January 9, 1991;
                                           25,000 stock options pursuant to the
                                           1990 Employee Stock Option Plan,
                                           issued separately on April 6, 1994

        In accord with the terms defined above and the attached Form of Executive Employment Agreement, The Phoenix Resource Companies, Inc. ("Phoenix"), a Delaware corporation, and Employee, hereby agree to this Executive Employment Agreement ("Agreement").



The Phoenix Resource Companies, Inc.




By /s/ George D. Lawrence Jr.                 /s/ Mark W. Anschutz
  ------------------------------------       -------------------------------
   George D. Lawrence Jr., President         Mark W. Anschutz
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                                    Form of
                         Executive Employment Agreement
                                      with
                      The Phoenix Resource Companies, Inc.
                                  ("Phoenix")


1.           Duties.

             Commencing on the Effective Date, Phoenix will employ, or continue to employ, Employee in the Executive Capacity. Employee shall have the authority and duties commensurate with the Executive Capacity including, without limitation, taking such actions and exercising such authority as is consistent with the Executive Capacity and in the best interests of Phoenix, but within such limits as from time to time may be reasonably established by Employee's superiors and the Board of Directors of Phoenix. Employee shall perform such additional or different duties, and accept the election or appointment to such other offices or positions, as are reasonable in the context of the Executive Capacity. Employee shall devote substantially all of Employee's professional time and efforts to the performance of these duties.

2.           Compensation.

             For the duration of this Agreement, Phoenix shall pay Employee, in equal and consecutive semi-monthly installments, on Phoenix's regular payroll dates, the Base Salary. Employee shall also be eligible for discretionary bonuses.

             Phoenix may, through the Audit and Compensation Committee of its Board of Directors and in its sole discretion, increase the Base Salary from time to time; any such action shall become effective immediately without further action as an amendment to this Agreement.

3.           Expenses.

             Phoenix shall reimburse Employee for all reasonable expenses paid or incurred by Employee in the performance of Employee's duties during the term of this Agreement. Such expenses will include, but not be limited to, reasonable travel expenses.

4.           Employee Benefits.

             During the duration of this Agreement, Employee shall be entitled to (i) the receipt of all other benefits of employment generally available to other salaried Phoenix employees, such as participation in group health and life insurance and vacation benefits and (ii) the use of a private office of size and furnishings appropriate to the Executive Capacity.





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5.           Stock Options & Incentive Plans.

             Subject to the sole discretion of the Audit and Compensation Committee of the Board of Directors of Phoenix, Employee shall be eligible to participate in Phoenix's 1990 Employee Stock Option Plan and any other incentive compensation or deferred compensation plans as may exist from time to time.

6.           Relocation.

             Employee shall not be relocated from Employee's present station without Employee's consent, which consent shall not be unreasonably withheld. If such relocation is required by Phoenix and Employee does not so consent to be relocated from his present station and cannot continue Employee's duties at Employee's present station, then Phoenix shall terminate this contract under subparagraph 7(a)(ii). If Employee is stationed overseas, Employee shall receive customary overseas benefits, to be specifically agreed in writing at such time. Such overseas benefits shall not be considered a portion of Base Salary.

7.           Termination.

             (a) Acts of Termination. The term of Employee's employment hereunder shall commence on the Effective Date and shall terminate upon the earlier of:

             (i) Disability. The death or total disability of Employee, with the term "total disability" as used herein to mean the unexcused absence from employment, or physical or mental inability of Employee to perform his duties hereunder, for an aggregate period of ninety (90) days in any six (6) month period;

             (ii)  Termination by Phoenix Other than for Cause. The thirtieth
             (30) day following written notice of termination from Phoenix to Employee, other than for Cause;

             (iii) Termination by Employee. The day Employee gives notice of termination to Phoenix;

             (iv) Termination by Phoenix for Cause. The day Phoenix gives written notice of termination to Employee for Cause; or

             (v) Death of Employee. The last day of the month following the month in which the Employee dies.

             (b)   Definition of Cause. "Cause" as used herein shall mean:

             (i)   Indictment for a felony;





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             (ii)  Indictment for theft, larceny or embezzlement of property belonging to Phoenix; or

             (iii) Continued willful and gross neglect of duties to Phoenix.

             (c) Procedure for Willful and Gross Neglect. Phoenix shall not be entitled to terminate this Agreement under subparagraph 7(b)(iii) (willful and gross neglect) unless it shall have first given Employee written notice of its intention so to do, setting forth in reasonable detail its basis therefore and providing Employee with a reasonable opportunity to cure (which shall not be less than thirty (30) days). Thereafter, such termination may be effected under said subparagraph 7(b)(iii) only if such basis continues to exist after such cure period.

             (d) Resignation and Loans. Upon the termination of this Agreement, Employee shall immediately resign from all positions with Phoenix and all obligations hereunder of Phoenix to pay Employee the Base Salary shall cease immediately, except as provided in subparagraph 7(e) below. Any loans which may be due Phoenix from Employee shall continue their course.

             (e) Severance Pay. If Phoenix terminates this Agreement pursuant to subparagraph 7(a)(ii) (a termination by Phoenix other than for Cause), Phoenix shall continue to pay Employee the Base Salary in equal and consecutive semi-monthly installments on Phoenix's regular payroll dates for a period of eighteen (18) months following the termination date (the "Severance Period"). Employee may elect to continue group medical insurance coverage during the Severance Period or until subsequent employment, whichever is earlier. Such payments during the Severance Period supersede and are partially in lieu of any accrued vacation rights of Employee.

             (f) Change of Control. If a Change of Control of Phoenix occurs, as defined below, then this employment contract shall be immediately terminated and Phoenix shall immediately pay Employee an amount equal to eighteen months' Base Salary in a single lump sum. Thereafter, the relationship of Employee and Phoenix shall be one of employment at will, subject to termination at any time by either party. Nothing in this paragraph shall affect Employee's rights, if any, under Employee benefit plans including, without limitation, group insurance, stock options, overseas benefits, incentive compensation or deferred compensation plans. This paragraph 7(f) shall apply in lieu of paragraph 7(e) in the event of a Change of Control. For purposes of this agreement, a Change of Control will occur when:

             (i) any "person" including a "group" as determined in accordance with Section 13(d)(3) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of Phoenix representing a Control Percentage (as defined below) of the combined voting power of the then outstanding securities of Phoenix;





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             (ii)  as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were Directors of Phoenix before the Transaction shall cease to constitute a majority of the Board of Directors of Phoenix, or any successor to Phoenix;

             (iii) Phoenix is merged or consolidated with another corporation and as a result of such merger or consolidation a majority of the outstanding voting securities of the surviving or resulting corporation shall no longer be owned in the aggregate by the stockholders of Phoenix preceding such transaction or their respective affiliates within the meaning of the Exchange Act;

             (iv) Phoenix transfers substantially all of its assets to another corporation that is not an affiliate of Phoenix.

             The term "Control Percentage" shall mean at least 35% in the event the applicable securities are registered under the Exchange Act or at least 40% in the event the applicable securities are not registered under the Exchange Act.

8.           Confidential Information and Competition.

             (a) Confidential Information. Employee shall not divulge, furnish or make accessible to any party (except as may be required in the conduct of the regular course of business of Phoenix) any information concerning Phoenix's financial, geological, geophysical, seismic or other data, maps, well logs or other well data, geological prospects or other proprietary information, including trade secrets, patents, patent applications, inventions, budgets, plans or corporate strategies of Phoenix until such time as such information has been disclosed to the public otherwise than by Employee. Employee shall return to Phoenix at the termination of this Agreement all records of confidential information in Employee's possession and any copies, outlines, memoranda or similar matter embodying or relating to such confidential information. Employee shall not make use of any such confidential information for Employee's personal benefit.

             (b) Competition After Termination. During the period of this Agreement and for two years following the termination of this Agreement, Employee shall not enter into or participate in any business (whether serving as an officer, employee, agent, representative, consultant or otherwise of any corporation or as partner, joint venturer or sole proprietor) which conducts or proposes to conduct oil and gas exploration and development activities in direct competition with Phoenix, and Employee shall not take any action designed to cause Phoenix to lose any of its employees, principal agreements or any other aspects of the goodwill of Phoenix. Employee acknowledges that a breach of this paragraph 8 would cause irreparable injury to Phoenix and therefore expressly agrees that in the event of any such breach, Phoenix shall be entitled, as a matter





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of rights and in addition to any other appropriate remedy, to injunctive relief in any court of competent jurisdiction or in any arbitration proceedings.

             (c)   Sole Employment. During the term of this Agreement,
Employee shall devote Employee's full professional time and best efforts to conducting the business of Phoenix and shall not directly engage in a business competing with the businesses being conducted by Phoenix and shall not directly or indirectly divert from Phoenix any business transactions in which Phoenix has been, is or may become engaged. Nothing contained in this paragraph shall prevent Employee from investing or trading in stock, bonds, commodities, securities, real estate, oil and gas investments or other forms of investment for Employee's own benefit, directly or indirectly, provided such investment activities do not interfere with Employee's services to be rendered hereunder.

10.          Miscellaneous.

             (a) Approval by Phoenix. The execution of this Agreement by the President of Phoenix evidences that this Agreement has been approved by the Audit and Compensation Committee of the Board of Directors of Phoenix in accordance with the authority granted such committee.

             (b) Waiver of Modification. Any waiver, alteration or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement, shall not be valid unless made in writing and signed by the parties hereto, except that increases in Base Salary may occur in due course as contemplated in the Agreement without further written documentation.

             (c) Construction. This Agreement shall be governed by the laws of the State of Oklahoma.

             (d) Binding Effect. The rights and obligations of Phoenix under this Agreement shall be binding upon any successor or assign of Phoenix and shall be jointly binding on all wholly-owned subsidiaries of Phoenix for so long as they shall remain wholly-owned subsidiaries. The duties of Employee to Phoenix shall extend to all wholly-owned subsidiaries of Phoenix. In the event of any consolidation or merger of Phoenix into or with another entity, or a sale or disposition of substantially all of the assets of Phoenix to another entity, such other entity shall assume the obligations of Phoenix under this Agreement and shall become obligated to perform all of the terms and conditions hereof, and most particularly the obligations of paragraph 7(f). Employee may not voluntarily assign Employee's rights under this Agreement without the prior written consent of Phoenix.

             (e) Invalidity. If any part of this Agreement shall be found to be invalid or ineffective, the validity and effect of the remaining parts (as construed without regard to such invalid or ineffective part) shall not be affected, provided the essential purposes of this Agreement may thereby be carried out.





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             (f)   Waiver. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

             (g) Earlier Agreements. This Agreement supersedes and replaces any and all earlier agreements of employment between Phoenix and Employee; provided, however, that if for any reason this Agreement is nullified or found to be null and void in any material respect, then any such earlier agreement shall remain in full force and effect.





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